Exhibit 10.17

December 9, 2014

Jennifer Warren

(via electronic delivery)

Dear Jennifer,

We’re pleased to confirm our job offer for the role of Chief Marketing Officer and are excited to welcome you to the At Home team.

Below are details regarding the compensation and benefits associated with your new role:

•                       Your annual base salary is $315,000.

•                       Eligibility to participate in our annual incentive program with a target award of 60% of your base compensation paid during the fiscal year. Your target award may increase or decrease based on attainment of specified company performance results and will be prorated based on your time in the position for the fiscal year.

•                       A performance award of $100,000 payable within 60 days of the successful development and execution of the calendar 2015 first quarter marketing campaign. This payment is contingent upon your continued employment. Should you leave voluntarily within your first twelve months of service, the bonus must be repaid to At Home.

•                       A paid time off benefit of 200 hours annually subject to the use and scheduling guidelines and provisions of the policy. This benefit is accrued each pay period and automatically prorates in your first calendar year for time in role.

•                       881 stock options with respect to share of stock in our parent corporation, subject to the terms of our standard form of stock option agreement, pending approval of our Compensation Committee. The options will vest over a four year period.

•                       A relocation benefit to manage expenses related to a move to the Dallas Fort Worth area within the next 24 months. Details will be provided in a Relocation Expense Reimbursement Agreement upon hire.

•                       Provision of temporary housing assistance for up to 12 months.

•                       Other benefit programs are available to all full-time salaried employees. Details about these programs will be discussed at orientation and may be reviewed at www.athome.com/employee.

Of course, this offer is contingent upon all pre-employment screenings. Subsequently, it is an offer for employment-at-will which means that you have the right to terminate your employment at any time with or without reason and that At Home may also terminate your employment at any time with or without reason. We will review the employee handbook with you at orientation to highlight company policies; however, you may also review the document at www.athome.com/employee.

We’re confident you’ll find that At Home offers you a great team environment, challenging work and an opportunity to learn and grow. We look forward to having you join us on a mutually agreeable date within the next thirty days.

Please confirm your acceptance of this offer by signing below, scanning and returning it via email to vdavisson@athome.com.

If you have any questions, please do not hesitate to contact me at 972-265-1291 or via email at lbird@athome.com.

Sincerely,

Lewis L Bird, III
Chief Executive Officer

Agreed and accepted on	12/19	, 2014	/s/ Jennifer Warren
	Date		Signature